FOR IMMEDIATE RELEASE	AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMA COMPLETES SECOND CLOSING OF CONVERTIBLE PROMISSORY NOTE FINANCING

(TUSTIN, CA) April 13, 2010 /PRNewswire – US-based pharmaceutical company Radient Pharmaceuticals Corporation (NYSE - AMEX: RPC - News) announced today the second closing of a 12% Convertible Promissory Note (“Note”) and Warrant (“Warrant”) financing for the sale of additional Notes in the aggregate principal amount of $5,524,425.  The first financing, which closed on March 26, 2010, included one Note in the original principal amount of $925,000 and Warrants to purchase up to 1,100,000 shares of RPC common stock. Net proceeds for the first financing were approximately $540,000.

The second Convertible Promissory Note financing was offered to 25 accredited investors with similar discount terms and lender fees to that of the first financing.  Net proceeds from the sale of Notes in second closing after payment of fees and discounts were approximately $3,225,000.  Warrants to purchase 6,569,585 shares of RPC common stock were also issued as a part of the second closing.

Under the terms of the second financing agreement, lenders have the option to convert the Notes in whole or in part into shares of RPC common stock at a conversion price equal to 80% of volume-weighted average price for the five trading days ending on the business day immediately preceding the applicable date of conversion with a floor price initially equal to $0.38 per share.  The Notes are subject to adjustment upon the occurrence of certain events, including recapitalization, stock splits, and similar corporate actions.  The Warrants have a term of five years and are initially exercisable at $.38 per share.  The exercise price is subject to adjustment upon the occurrence of certain events, including capital adjustments and reorganizations.

Radient Pharmaceuticals intends to use net proceeds from the first and second finance closings for general corporate purposes.  Finder fees aggregating approximately $419,250 were issued at the closing for this transaction.

For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.Radient-Pharma.com. For Investor Relations information contact Kristine Szarkowitz at kszarkowitz@Radient-Pharma.com or 1.206.310.5323.

 About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is an integrated pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, and premium skin care products.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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